Form of Initial Stockholder Letter

, 2011

Arcade China Acquisition Corp.
62 LaSalle Road, Suite 304
West Hartford, Connecticut 06107

Morgan Joseph TriArtisan LLC
600 Fifth Avenue
19th Floor
New York, New York 10022

Re:	Initial Public Offering

Gentlemen:

This letter (“Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and between Arcade China Acquisition Corp., a Delaware corporation (the “Company”) and Morgan Joseph TriArtisan LLC, as representative of the several underwriters (the “Underwriters”), relating to an underwritten initial public offering (the “IPO”), of 4,000,000 of the Company’s units (the “Units”), each comprised of one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and one warrant exercisable for one share of the Common Stock (each, a “Warrant”).  The Units sold in the IPO shall be quoted and traded on the Over-the-Counter Bulletin Board pursuant to a registration statement on Form S-1 and prospectus (the “Prospectus”) filed by the Company with the Securities and Exchange Commission (the “Commission”).  Certain capitalized terms used herein are defined in paragraph 10 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the IPO and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Arcade China Investment Partners, LLC, a Delaware limited liability company (an “Initial Stockholder”) hereby agrees with the Company as follows:

1.      The undersigned agrees that if the Company seeks stockholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it shall vote all Initial Shares owned by it and any shares acquired by it in the IPO or the secondary public market in favor of such proposed Business Combination.

2.      The undersigned hereby agrees that (a) in the event that the Company fails to consummate a Business Combination (as defined in the Underwriting Agreement) within the Combination Period, the undersigned shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, redeem 100% of the shares of the Common Stock sold in the IPO (the “IPO Shares”) for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account (including any remaining interest), less taxes payable, which redemption will completely extinguish the rights of the holders of IPO Shares (including the right to receive further liquidation distributions, if any), subject to applicable law, and subject to the requirement that any refund of income taxes that were paid from the Trust Account which is received after the redemption of the IPO Shares be distributed to the former holders of record of such IPO Shares as of the date of redemption, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate the balance of the Company’s net assets to the remaining Public Stockholders, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable law;

(b)      it will take all reasonable action within its power, in the event the Company conducts the redemption of the IPO Shares pursuant to a tender offer, to cause the Company or its affiliates or any dealer-manager or its affiliates, or any advisors to the Company or any dealer-manager, (i) not to purchase or arrange to purchase shares outside the tender offer while such tender offer is open or (ii) enter into any agreement, understanding or arrangement with any other person in connection with their purchase or arrangement to purchase shares outside the tender offer, when such tender offer is open; and

(c)      in the event the Company seeks to amend the Warrants (as defined the Warrant Agreement between the Company and Continental Stock Transfer and Trust Company, as Warrant Agent) in a manner that requires the written consent of the registered holders of 65% of the then outstanding Warrants under the Warrant Agreement, the undersigned will not vote any Warrants owned or controlled by the undersigned in favor of such amendment unless the registered holders of 65% of the IPO Warrants (as defined in the Warrant Agreement) vote in favor of such amendment.

3.      The undersigned acknowledges that it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Initial Shares.  The undersigned hereby further waives, with respect to any shares of the Common Stock beneficially held by it, the right to seek appraisal rights with respect to such shares and any redemption rights it may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination or in the context of a tender offer made by the Company to purchase shares of the Common Stock (although the undersigned shall be entitled to redemption and liquidation rights with respect to any shares of the Common Stock (other than the Initial Shares) it holds if the Company fails to consummate a Business Combination within the Combination Period).

4.      In the event of the liquidation of the Trust Account, the undersigned agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company or (ii) a prospective target business with which the Company has discussed entering or has entered into an acquisition agreement (a “Target ”); provided, however, that such indemnification of the Company by the undersigned shall apply only (i) to the extent necessary to ensure that such claims by a third party for services rendered or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below $10.10 per IPO Share (or approximately $10.05 per IPO Share if the Underwriters’ over-allotment option, as described in the Prospectus, is exercised in full, or such pro rata amount in between $10.10 and $10.05 per IPO Share that corresponds to the portion of the over-allotment option that is exercised), and (ii) only if such third party or Target has not executed an agreement waiving claims against and all rights to seek access to the Trust Account (substantially in the form attached to the Underwriting Agreement) whether or not such agreement is enforceable.  In the event that any such executed waiver is deemed to be unenforceable against such third party, the undersigned shall not be responsible for any liability as a result of any such third party claims.  Notwithstanding any of the foregoing, such indemnification of the Company by the undersigned shall not apply as to any claims under the Company’s obligation to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.  The undersigned shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the undersigned, the undersigned notifies the Company in writing that it shall undertake such defense.

5.      On the date of the Prospectus (the “Effective Date”), the undersigned will escrow the Initial Shares beneficially held by it pursuant to the terms of a Securities Escrow Agreement which the Company will enter into with the undersigned and Continental Stock Transfer & Trust Company (the “Securities Escrow Agreement”).  After exercise of the over-allotment option in whole or in part or upon notice by the Underwriters that they do not intend to exercise their over-allotment option to purchase an additional 600,000 shares of the Common Stock (as described in the Prospectus), the undersigned agrees that it shall return to the Company for cancellation, at no cost, the number of Initial Shares held by it determined by multiplying 75,000 by a fraction, (i) the numerator of which is 600,000 minus the number of shares of the Common Stock purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 600,000. The undersigned further agrees that to the extent that (a) the size of the IPO is increased or decreased and (b) the undersigned has either purchased or sold shares of the Common Stock or an adjustment to the number of Initial Shares has been effected by way of a stock split, stock dividend, reverse stock split, contribution back to capital or otherwise, in each case in connection with such increase or decrease in the size of the IPO, then (i) the references to 600,000 in the numerator and denominator of the formula in the immediately preceding sentence shall be changed to a number equal to 15% of the number of shares included in the Units issued in the IPO and (ii) the reference to 75,000 in the formula set forth in the immediately preceding sentence shall be adjusted to such number of shares of the Common Stock that the undersigned would have to return to the Company in order to hold 10% of the Company’s issued and outstanding shares after the IPO (assuming the Underwriters do not exercise their over-allotment option).

Furthermore, following a Business Combination, in the event the trading price of the Company’s Common Stock does not exceed the price targets outlined below in Section 5(a) and 5(b), the undersigned acknowledges and agrees that it shall forfeit any and all of the undersigned’s right to:

    (a) in the event the last sale price of the Company’s Common Stock does not equal or exceed $15.00 per share (as adjusted for stock splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30-trading day period within 36 months following the closing of the Company’s initial Business Combination, the undersigned shall forfeit any and all of the undersigned’s rights to _________ Initial Shares (____ Initial Shares if the Underwriters’ over-allotment option is exercised in full); and

    (b) in the event the last sale price of the Company’s Common Stock does not equal or exceed $12.00 per share (as adjusted for stock splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within at least one 30-trading day period within 36 months following the closing of the Company’s initial Business Combination, the undersigned shall forfeit any and all of the undersigned’s rights to __________ Initial Shares (____ Initial Shares if the Underwriters’ over-allotment option is exercised in full), in addition to any Initial Shares forfeited pursuant to Section 5(a) herein.

If any Initial Shares are forfeited in accordance with this Section 5, then after such time the undersigned (or successor in interest), shall no longer have any rights as a holder of such Initial Shares, and the Company shall take such action as is appropriate to cancel such Initial Shares.  In addition, the undersigned hereby irrevocably grants the Company a limited power of attorney for the purpose of effectuating the foregoing and agrees to take any and all action reasonably requested by the Company necessary to effect any adjustment in this Section 5.

6.      (a) The undersigned agrees and acknowledges that the Initial Shares beneficially owned by it shall be held in escrow for the period commencing on the Effective Date and ending one year following the completion of the Company’s initial Business Combination (the “Lock-Up Period”).  Until the expiration of the Lock-Up Period, the undersigned shall not, except as described in the Prospectus, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, with respect to the Initial Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Initial Shares, whether any such transaction is to be settled by delivery of the Common Stock or such other securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

Not withstanding the foregoing, (i) 50% of the Initial Shares beneficially owned by the undersigned shall be released from the Lock-Up Period if the last sales price of the Company’s Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, and (ii) 50% of the Initial Shares beneficially owned by the undersigned shall be released from the Lock-Up Period if  the last sales price of the Company’s Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period.

(b)      The undersigned will escrow any Private Placement Warrants purchased in a private placement simultaneous with or immediately prior to the IPO until the 30th day after the date of the completion of the initial Business Combination, subject to the terms of the Securities Escrow Agreement.  Until 30 days after the completion of the Company’s initial Business Combination (“Private Placement Warrant Lock-Up Period”), the undersigned shall not, except as described in the Prospectus, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, with respect to the Private Placement Warrants and the respective Common Stock underlying the Private Placement Warrants, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Private Placement Warrants and the respective Common Stock underlying the Private Placement Warrants, whether any such transaction is to be settled by delivery of the Common Stock or such other securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

(c)      Notwithstanding the provisions of paragraphs 6(a) and 6(b) herein, the undersigned may transfer the Initial Shares and/or Private Placement Warrants and the respective Common Stock underlying the Private Placement Warrants (i) to the Company's officers or directors, any affiliate or immediate family member of any of the Company's officers or directors or trust established by any of the foregoing for estate planning purposes or any affiliate of the undersigned or to any member(s) of the undersigned; (ii) by virtue of the laws of the state of Delaware or the undersigned's limited liability company operating agreement upon dissolution of the undersigned; (iii) in the event of the Company's liquidation prior to the completion of the Company's initial Business Combination; or (iv) in the event that the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction that results in all of the Company's stockholders having the right to exchange their shares of the Common Stock for cash, securities or other property subsequent to the consummation of the Company's initial Business Combination; provided, however, that, in the case of clause (i), these permitted transferees enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in paragraphs 6(a) and 6(b) herein, as the case may be.

(d)      Further, the undersigned agrees that after the Lock-Up Period or the Private Placement Warrant Lock-Up Period, as applicable, has elapsed, the Initial Shares and the Private Placement Warrants and the respective Common Stock underlying such Warrants, shall only be transferable or saleable pursuant to a sale registered under the Securities Act or pursuant to an available exemption from registration under the Securities Act.  The Company and the undersigned each acknowledge that pursuant to that certain registration rights agreement to be entered into between the Company and the parties thereto, the parties thereto may request that a registration statement relating to the Initial Shares, and the Private Placement Warrants and/or the shares of the Common Stock underlying the Private Placement Warrants be filed with the Commission prior to the end of the Lock-Up Period or the Private Placement Warrant Lock-Up Period, as the case may be; provided, however, that such registration statement does not become effective prior to the end of the Lock-Up Period or the Private Placement Warrant Lock-Up Period, as applicable.

(e)      Each of the undersigned and the Company understands and agrees that the transfer restrictions set forth in this paragraph 6 shall supersede any and all transfer restrictions relating to (i) the Initial Shares set forth in that certain Securities Purchase Agreement, effective as of ________, 2011, by and between the Company and the undersigned, and (ii) the Private Placement Warrants set forth in that certain Warrants Subscription Agreement, effective as of ________, 2011, by and between the Company and the undersigned.

7.      Except as disclosed in the Prospectus, neither the undersigned nor any affiliate of the undersigned shall receive any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is), other than the following:

(a)      repayment of loans in the aggregate principal amount of $100,000 made to the Company by Jonathan Furer and John Chapman pursuant to promissory notes dated March 1, 2011;

(b)      payment of an aggregate of $7,500 per month to the undersigned and Kravis Capital Limited for office space, secretarial and administrative services, pursuant to a Letter Agreement for Administrative Services dated ______, 2011;

(c)      reimbursement for any out-of-pocket expenses related to finding, identifying, investigating and completing an initial Business Combination, so long as no proceeds of the IPO held in the Trust Account may be applied to the payment of such expenses prior to the consummation of a Business Combination; and

(d)      repayment of loans, if any, and on such terms as to be determined by the Company from time to time, to finance transaction costs in connection with an intended initial Business Combination, provided, that, if the Company does not consummate an initial Business Combination, a portion of the working capital held outside the Trust Account may be applied to the payment of such expenses prior to the consummation of a Business Combination.

8.      The undersigned has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement.

9.      The undersigned acknowledges and agrees that the Company will not consummate any Business Combination that involves a company which is affiliated with the undersigned unless the Company obtains an opinion from an independent investment banking firm which is a member of FINRA that the Business Combination is fair to the Company’s unaffiliated stockholders from a financial point of view.

10.      As used herein, (i) “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses or assets, or control of such businesses or assets through contractual arrangements; (ii) “Initial Shares” shall mean the 575,000 shares of the Common Stock of the Company acquired by the undersigned for an aggregate purchase price of $12,500, or approximately $0.02 per share, prior to the consummation of the IPO; (iii) “Private Placement Warrants” shall mean the warrants to purchase up to 1,800,000 shares of the Common Stock of the Company to be acquired by the undersigned for an aggregate purchase price of $900,000, or $0.50 per warrant in a private placement that shall occur simultaneously with the consummation of the IPO; (iv) “Public Stockholders” shall mean the holders of securities issued in the IPO; (v) “Combination Period” shall mean the period ending 21 months from the consummation of the IPO; and (vi) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the IPO and the sale of the Private Placement Warrants shall be deposited.

11.      This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.  This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

12.      No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party.  Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.  This Letter Agreement shall be binding on the undersigned and each of its successors, heirs, personal representatives and assigns.

13.      This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.  The parties hereto (i) agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of the State of New York for the Southern District of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

14.      Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

15.      This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-Up Period or the Private Placement Warrant Lock-Up Period, whichever is longer or (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the IPO is not consummated and closed by September 30, 2011, and provided further that if the IPO is consummated, paragraph 4 of this Letter Agreement shall survive indefinitely.

16. The undersigned agrees that it will not propose any amendment to the Company's amended and restated certificate of incorporation that would affect the substance or timing of the Company's obligation to redeem 100% of the IPO Shares if the Company does not complete a Business Combination with 21 months from the closing of the IPO, unless the Company provides its Public Stockholders with the opportunity to redeem their IPO Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest but net of franchise and income taxes payable, divided by the number of then outstanding IPO Shares.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

ARCADE CHINA ACQUISITION CORP.

By:
Name:
Title:
	Address:	62 LaSalle Road, Suite 304
West Hartford, CT
Fax: (860) _________

HOLDER:

ARCADE CHINA INVESTMENT PARTNERS, LLC.

By:
Name:
Title:
	Address:	62 LaSalle Road, Suite 304
West Hartford, CT
Fax: (860) _________